Exhibit 99.1

Noble Corporation plc 10 Brook Street London W1S 1BG England

PRESS RELEASE

NOBLE CORPORATION PLC NAMES STEPHEN M. BUTZ

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LONDON, December 17, 2019 – Noble Corporation plc (NYSE:NE) today announced that Stephen M. Butz, (48), has been named as Executive Vice President and Chief Financial Officer of the Company, effective December 19, 2019.

From 2014 until its merger with Ensco plc, Mr. Butz served as Executive Vice President and Chief Financial Officer at Rowan Companies plc. From 2005 – 2014, he served in various roles at Hercules Offshore, Inc., most recently serving as Executive Vice President and Chief Financial Officer. Prior to that, Mr. Butz worked as an equity research analyst covering various energy related industries and as a commercial banker.

Julie J. Robertson, Chairman, President and Chief Executive Officer of Noble Corporation plc, commented “I am delighted that Stephen will be joining Noble. He adds a wealth of experience in, and knowledge of, the oil service business and has strong capital markets experience. I look forward to Stephen becoming a part of our management team.”

Mr. Butz received an undergraduate degree in finance from The University of Texas at Austin in 1993.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 25 offshore drilling units, consisting of 12 drillships and semisubmersibles and 13 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at 10 Brook Street, London, W1S 1BG England. Additional information on Noble is available at www.noblecorp.com.

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NC-893

12/17/2019

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications, Noble

Drilling Services Inc., 281-276-6383, or at jlchastain@noblecorp.com